Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces First Quarter Results (Unaudited)

Costa Mesa, Calif., May 2, 2008 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), recorded net income of $846,000, or $0.13 per diluted share, for the first quarter of 2008 compared to $945,000, or $0.14 per diluted share, for the first quarter of 2007, a decrease of 7.1% per diluted share.  All diluted earnings per share amounts have been adjusted to reflect warrants, restricted stock and stock options outstanding.

Return on average assets (ROAA) and return on average equity (ROAE) for the quarter ended March 31, 2008 was 0.45% and 5.57%, respectively, compared to 0.52% and 6.42%, respectively, for the quarter ended March 31, 2007.  The Company’s basic and diluted book value per share increased to $12.09 and $9.81, respectively, at March 31, 2008, reflecting an increase of 7.8% and 5.6%, respectively, from March 31, 2007.

Steven R. Gardner, President and Chief Executive Officer, stated, “Despite the difficult banking environment, we have been able to consistently execute on our business banking strategy.  Our bankers continue to attract new business customers and solidify relationships with existing business banking clients.  We have increased transaction accounts by an annualized rate of 39% from the prior quarter. These lower cost deposits together with higher yielding business loans, in part, led to a 17 basis point increase in our quarterly net interest margin to 2.74%.”

Mr. Gardner, continued, “Our loan portfolio is well positioned and diversified as we do not have any direct exposure to the deteriorating housing market in Southern California.  This fact is directly attributable to the Board’s and management’s determination not to engage in residential construction or subprime lending.  As a result, the Bank’s portfolio is not presently experiencing any significant delinquency or collectability issues.  However, given the current economic conditions, we are closely monitoring and managing the loan portfolio to ensure timely loss mitigation strategies to deal with the few past due loans in the portfolio.”

Mr. Gardner concluded, “During the first quarter, we experienced a substantial reduction in loan volume going from an average in excess of $100 million per quarter in 2007 down to $37 million for the first quarter of 2008. This decrease was anticipated, and we have taken steps in the last two quarters to lower our cost structure by reducing staff and lowering other expenses.  Furthermore, the reduction in loan volume will impact our ability to do sizable loan sales in the near future; however, our cost savings and increased net interest margin should lessen the impact of this lost revenue.”

For the three months ended March 31, 2008, net interest income increased to $4.8 million compared to $4.5 million for the same period a year earlier.  The increase is predominately attributable to a 6.9% decrease in interest expense, from $7.6 million to $7.1 million for the three months ended March 31 2007 and 2008, respectively.  The reduction in interest expense for the quarter was primarily due to a decrease in borrowing costs associated with the Bank’s Federal Home Loan Bank (“FHLB”) and other borrowings of 83 basis points over the prior year period.  Partially offsetting the decrease in interest expense was a decrease in interest income for the three months ended March 31, 2008 of 1.5%, or $180,000.  The decrease in interest income was primarily attributable to the repricing of our adjustable rate loans downward. Our weighted average loan yield for the quarter ended March 31, 2008 was 6.99%, a decrease of 29 basis points from 7.28% for the same period a year earlier.

The net interest margin for the quarter ended March 31, 2008 was 2.74% compared to 2.60% for the same period a year ago.  The increase was primarily a result of decreases in the cost of FHLB advances and other borrowings of 83 basis points, which was partially offset by a decrease in the average loan yield of 29 basis points.  The decreases in both the cost of FHLB advances and loan yield is attributable to the Federal Reserve interest rate cuts.  The Bank has $87.0 million in short-term FHLB advances, $107.5 million of certificate of deposits, and $104.6 million of loans that could reprice in the next quarter.

The Bank’s provision for loan losses was $183,000 for the three months ended March 31, 2008, compared to $299,000 for the same period in 2007.  The decrease in the provision for the three months ended March 31, 2008 is primarily due to the a slight decrease in business loans of $11,000 for the quarter ending March 31, 2008 compared to an increase of $16.3 million for the same period a year ago. Net recoveries in the first quarter of 2008 were $7,000 compared to net recoveries of $21,000 for the same period in 2007. The unallocated allowance increased from $240,000 as of March 31, 2007 to $770,000 as of March 31, 2008. The increase in the unallocated allowance is due to management’s expectation that the weakening economy will eventually affect our borrowers and/or the collateral securing our loans.

Noninterest income was $679,000 for the three months ended March 31, 2008 compared to $1.7 million for the same period ended March 31, 2007.  The decrease in the current three-month period compared to the same period in the prior year is primarily due to a decrease in gains from loan sales of $967,000 and a reduction in loan servicing fee income, principally prepayment penalties, of $245,000.

Noninterest expenses were $4.0 million for the three months ended March 31, 2008, compared to $4.4 million for the three months ended March 31, 2007.  The decrease in noninterest expenses for the period was the result of decreases in compensation and benefits, legal and audit, and marketing expenses of $246,000, $211,000 and $63,000, respectively, which was partially offset by increases in premises and occupancy and data processing expense of $40,000 and $39,000, respectively.  The decrease in compensation and benefits for the quarter is attributable to management’s staff reductions, which occurred during the fourth quarter of 2007 and in late February 2008. The number of employees with the Bank at March 31, 2008 was 92 compared to 116 at March 31, 2007.

The Company had a tax provision for the three months ended March 31, 2008 of $464,000.  For the comparable period a year earlier, the Company had a tax provision of $546,000. At March 31, 2008, the Company’s effective tax rate for the most recent three months periods was 35.4% compared to 36.6% for the same periods in the prior year.

Total assets of the Company were $770.3 million as of March 31, 2008, compared to $763.4 million as of December 31, 2007.  The $6.9 million, or 0.9%, increase in total assets is primarily due to a $28.6 million increase in securities held to maturity partially offset by decreases of $10.7 million in cash and cash equivalents and $11.1 million in net loans held for sale.

Net loans, including loans held for sale, decreased $10.9 million to $611.9 million as of March 31, 2008, compared to December 31, 2007.  The decrease is primarily due to loan payoffs of $36.6 million and the sale of $5.9 million of multi-family loans. Partially offsetting the decrease in net loans were loan originations totaling $37.0 million.  From time to time, management utilizes loan sales to manage its liquidity, interest rate risk, loan to deposit ratio, diversification of the loan portfolio, and net balance sheet growth.

The Bank’s allowance for loan losses increased $190,000 to $4.8 million as of March 31, 2008, from $4.6 million as of December 31, 2007.   The increase in the allowance for loan losses was primarily due to an increase in loss factors for SBA loans and an increase in substandard loans.  Net nonaccrual loans and other real estate owned were $5.2 million and $711,000, respectively, at March 31, 2008, compared to $4.2 million and $711,000, respectively, as of December 31, 2007.  The increase in net nonaccrual loans is primarily due to one business loan for $1.0 million.  The allowance for loan losses as a percent of nonaccrual loans decreased to 92% as of March 31, 2008 from 110% at December 31, 2007.  The ratio of nonperforming assets to total assets at March 31, 2008 was 0.77%, compared to 0.64% at December 31, 2007.

Total deposits were $396.6 million as of March 31, 2008, compared to $386.7 million at December 31, 2007, an annualized increase of 10.2%.   The increase in deposits was comprised of increases of $8.7 million and $1.7 million in transaction accounts and brokered certificate of deposits, respectively, which were partially offset by a decrease in retail certificates of deposits of $581,000. The cost of deposits as of March 31, 2008 was 3.75%, compared to 4.30% at December 31, 2007.

At March 31, 2008, total borrowings of the Company amounted to $298.0 million, a $10.3 million, or 3.5%, decrease from December 31, 2007, and were comprised of the Bank's $235.0 million of FHLB term borrowings, $27.0 million of overnight advances, $15.0 million of fed fund purchase, and $10.5 million of reverse repurchase agreements and the Company’s $10.3 million of subordinated debentures which were used to fund the issuance of trust preferred securities.  The total cost of the Company’s borrowings and deposits at March 31, 2008 was 3.85%, compared to 4.52% at December 31, 2007.

Total equity was $59.3 million as of March 31, 2008, compared to $60.7 million at December 31, 2007, a decrease of $1.4 million.   The decrease in equity is primarily due to the repurchase and retirement of 259,704 shares of common stock that cost $2.1 million, or $7.96 per share, which was partially offset by the quarter’s net income of $846,000.

The Bank’s tier 1 leverage capital and total risk-based capital ratios at March 31, 2008 were 8.64% and 11.23%, respectively.  The well capitalized ratios for banks are 5.00% and 10.00% for tier 1 leverage capital and total risk-based capital, respectively.

The Company owns all of the capital stock of the Bank.  The Company provides business and consumer banking products to its customers through our six full-service depository branches in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Newport Beach.  At March 31, 2008, the Bank had total assets of $765.4 million, net loans of $611.9 million, total deposits of $397.2 million, and total stockholder’s equity of $64.4 million.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks:  changes in the performance of the financial markets; changes in the demand for and market acceptance of the Company's products and services; changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing; the effect of the Company's policies; the continued availability of adequate funding sources; and  various legal, regulatory and litigation risks.

Contact:

Pacific Premier Bancorp, Inc.

Steven R.  Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(In thousands)

	March 31,	December 31,
ASSETS	2008	2007
	(Unaudited)	(Audited)
Cash and due from banks	$8,283	$8,307
Federal funds sold	15,017	25,714
Cash and cash equivalents	23,300	34,021
Investment securities available for sale	84,861	56,238
Federal Reserve and Federal Home Loan Bank stock, at cost	16,804	16,804
Loans held for sale	870	749
Loans held for investment, net of allowance for loan losses of $4,788 in 2008 and $4,598 in 2007, respectively	611,054	622,114
Accrued interest receivable	4,148	3,995
Other real estate owned	711	711
Premises and equipment	9,610	9,470
Income taxes receivable	519	524
Deferred income taxes	6,495	6,754
Bank owned life insurance	11,002	10,869
Other assets	965	1,171
Total assets	$770,339	$763,420
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts
Transaction accounts	$98,048	$89,311
Retail certificates of deposit	256,934	257,515
Wholesale/brokered certificates of deposit	41,647	39,909
Total deposits	396,629	386,735
Other borrowings	287,663	297,965
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	16,432	7,660
Total liabilities	711,034	702,670
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	49	53
Additional paid-in capital	64,416	66,417
Accumulated deficit	(995)	(5,012)
Accumulated other comprehensive loss, net of tax	(4,165)	(708)
Total stockholders’ equity	59,305	60,750
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$770,339	$763,420

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENT
UNAUDITED (In thousands, except per share data)

	Three Months Ended

	March 31,	March 31,
INTEREST INCOME:	2008	2007
Loans	$10,938	$11,079
Other interest-earning assets	1,006	1,045
Total interest income	11,944	12,124
INTEREST EXPENSE:
Interest on transaction accounts	434	426
Interest on retail certificates of deposit	3,072	2,762
Interest on wholesale/brokered certificates of deposit	492	283
Total deposit interest expense	3,998	3,471
Other borrowings	2,937	3,970
Subordinated debentures	180	203
Total interest expense	7,115	7,644
NET INTEREST INCOME	4,829	4,480
PROVISION FOR LOAN LOSSES	183	299
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,646	4,181
NONINTEREST INCOME:
Loan servicing fee income	105	350
Bank and other fee income	115	141
Net gain from loan sales	67	1,034
Other income	392	215
Total noninterest income	679	1,740
NONINTEREST EXPENSE:
Compensation and benefits	2,397	2,643
Premises and occupancy	607	567
Data processing	154	115
Net loss on foreclosed real estate	15	2
Legal and audit expense	141	352
Marketing expense	131	194
Office and postage expense	82	94
Other expense	488	463
Total noninterest expense	4,015	4,430
NET INCOME BEFORE TAXES	1,310	1,491
PROVISION FOR INCOME TAXES	464	546
NET INCOME	$846	$945

Basic Average Shares Outstanding	5,083,243	5,252,932
Basic Earnings per Share	$0.17	$0.18

Diluted Average Shares Outstanding	6,390,148	6,693,646
Diluted Earnings per Share	$0.13	$0.14

PACIFIC PREMIER BANCORP AND SUBSIDIARY
Statistical Information
UNAUDITED (In thousands)
	As of	As of	As of
	March 31, 2008	December 31, 2007	March 31, 2007
Asset Quality:
Non-accrual loans	$5,187	$4,193	$808
Other Real Estate Owned	$711	$711	$113
Nonperforming assets	$5,898	$4,904	$906
Net charge-offs (recoveries) for the quarter ended	$(7)	$583	$(21)
Allowance for loan losses	$4,788	$4,598	$3,863
Net charge-offs (recoveries) for quarter to average loans, annualized	(0.00%)	0.37%	(0.01%)
Net non-accrual loans to total loans	0.84%	0.67%	0.13%
Net non-accrual loans to total assets	0.67%	0.55%	0.11%
Net non-performing assets to total assets	0.77%	0.64%	0.12%
Allowance for loan losses to total loans	0.78%	0.73%	0.65%
Allowance for loan losses to non-accrual loans	92.31%	109.66%	478.09%
Average Balance Sheet: for the Quarter ended
Total assets	$744,006	$746,424	$727,402
Loans	$626,078	$631,229	$608,469
Deposits	$391,741	$389,339	$341,424
Borrowings	$272,908	$277,653	$309,683
Subordinated debentures	$10,310	$10,310	$10,310
Share Data:
Basic book value	$12.09	$11.77	$11.22
Diluted book value	$9.81	$9.69	$9.29
Closing stock price	$7.63	$6.91	$10.80
Pacific Premier Bank Capital:
Tier 1 leverage capital	$63,811	$65,275	$62,267
Tier 1 leverage capital ratio	8.64%	8.81%	8.62%
Total risk-based capital ratio	11.23%	11.44%	12.13%
Loan Portfolio
Real estate loans:
Multi-family	$317,859	$341,263	$334,735
Commercial	163,137	147,523	161,770
Construction - Multi-family	2,346	2,048	822
One-to-four family	9,952	13,080	14,659
Business loans:
Commercial Owner Occupied	58,876	57,614	47,294
Commercial and Industrial	49,570	50,993	26,169
SBA loans	14,145	13,995	6,825
Other loans	199	176	41
Total gross loans	$616,084	$626,692	$592,315

	Three Months Ended	Three Months Ended	Three Months Ended
	March 31, 2008	December 31, 2007	March 31, 2007
Profitability and Productivity:
Return on average assets	0.45%	0.35%	0.52%
Return on average equity	5.57%	4.33%	6.42%
Net interest margin	2.74%	2.57%	2.60%
Non-interest expense to total assets	2.08%	2.15%	2.42%
Efficiency ratio	72.62%	71.19%	71.19%